Exhibit 8

List of Subsidiaries

LIST OF SUBSIDIARIES
	Company Name	Jurisdiction of Incorporation
1.	Lumenis Holdings Inc.	Delaware
2.	Lumenis Inc.	Massachusetts
3.	Lumenis (Mexico) SA de CV	Mexico
4.	Lumenis do Brasil Produtos Medicos Ltda.	Brazil
5.	Lumenis Holdings (Holland) BV	Netherlands
6.	Lumenis (UK) Limited	England and Wales
7.	Spectron Cosmetics Holdings Ltd.	England and Wales
8.	Spectron Cosmetics Ltd.	England and Wales
9.	Lumenis (Germany) GmbH	Germany
10.	Lumenis (Austria) GmbH in Liquidation	Austria
11.	Lumenis (France) SARL	France
12.	Lumenis (Italy) SRL	Italy
13.	Lumenis (HK) Ltd.	Hong Kong
14.	Lumenis (Asia Pacific) Ltd.	Hong Kong
15.	Lumenis Japan Co. Ltd.	Japan
16.	Wuhan Sharplan Chutian Medical Laser Manufacturing Ltd.	China
17.	Ke Yi Ren Medical Laser Equipment Trading (Beijing) Co. Ltd. (also known as Lumenis Medical Laser Equipment Trading (Beijing) Co. Ltd.)	China
18.	Lumenis India Private Ltd.	India

All active subsidiaries of the Registrant carry on business under the name of “Lumenis”.